DRA CAYMAN CORPORATION
SUB-ADVISORY AGREEMENT
WELLINGTON MANAGEMENT COMPANY LLP
SUB-ADVISORY AGREEMENT (the “Agreement”) to be effective as of March 21, 2022, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (the “Manager"), and WELLINGTON MANAGEMENT COMPANY LLP, a Delaware limited liability partnership (the “Sub-Advisor”).
W I T N E S S E T H:
WHEREAS, the Manager is the manager and investment advisor to the DRA Cayman Corporation, an exempted company organized under the Companies Law of the Cayman Islands, as amended (the “Company”), and a wholly owned subsidiary of the Diversified Real Asset Fund, a series of Principal Funds, Inc. (the “Fund”); and
WHEREAS, the Manager desires to retain the Sub-Advisor to render discretionary investment advisory services to the Company, which the Manager has agreed to provide to the Company, and the Sub-Advisor desires to furnish such services; and
WHEREAS, the Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following:
(a)    The Management Agreement between the Company and the Manager (the "Management Agreement");
(b)    The Fund’s registration statement and financial statements as filed with the Securities and Exchange Commission (the “SEC”);
(c)    The Memorandum and Articles of Association of the Company; and
(d)    Policies, procedures or instructions adopted or approved by the Board of Directors of the Company relating to obligations and services provided by the Sub-Advisor.
NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:
1.    Appointment of Sub-Advisor
In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Company, subject to the control and direction of the Manager and the Company’s Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall provide such services with respect to the portion of the assets of the Company allocated to it for management from time to time by the Manager. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Company or the Manager in any way or otherwise be deemed an agent of the Company or the Manager.
2.    Obligations of and Services to be Provided by the Sub-Advisor
The Sub-Advisor will:
(a)    Provide investment advisory services, including but not limited to research, advice and supervision for the Company.
(b)    Furnish to the Board of Directors of the Company for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for the Company consistent with the Company’s written investment objective and policies.

(c)    Implement the approved investment program on behalf of the Fund by placing orders for the purchase, sale and exchange of securities, “commodity interests” (as defined in the Commodity Exchange Act, as amended) and other financial instruments without prior consultation with the Manager and without regard to the length of time the securities and other financial instruments have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund’s registration statement, Articles of Incorporation and Bylaws; the Company’s Memorandum and Articles of Association; and the requirements of the Investment Company Act of 1940 (the “1940 Act”), as each of the same shall be from time to time in effect.
(d)    Advise and assist the officers of the Company, as requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Company.
(e)    Subject to the supervision and direction of the Board of Directors of the Company, the Sub-Advisor will (i) act in strict conformity with the provisions of Cayman Island law, the 1940 Act, the Commodity Exchange Act, and the Investment Advisers Act of 1940 (the “Advisers Act”), as each may from time to time be amended, (ii) manage the Sub-Advisor’s allocated portion of the Company’s assets in accordance with the Company’s investment objective, policies and restrictions, as set forth in the Investment Guidelines, and the applicable provisions of the Memorandum and Articles of Association of the Company, (iii) make investment decisions for the Company, (iv) place purchase and sale orders for investments on behalf of the Company, and (v) exercise voting rights in respect of portfolio securities and other investments for the Company. In providing those services, the Sub-Advisor will provide investment research and supervision of the Company’s investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Company’s assets.
(f)    Report to the Board of Directors of the Company at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Company are being observed.
(g)    Upon request, provide assistance and recommendations for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Board of Directors.
(h)    Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Company.
(i)    Open accounts with Foreign Account Tax Compliance Act compliant broker-dealers, financial counterparties including swap counterparties and futures commission merchants (“broker-dealers”); select broker-dealers to effect all transactions for the Company; place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers); and negotiate commissions, if applicable. Neither Sub-Advisor nor any of its affiliates will be liable for the performance of the obligations, or acts or omissions of any broker-dealer with respect to any transaction placed on behalf of the Manager, provided, however, that Sub-Advisor agrees to provide reasonable cooperation in connection with any pending or threatened action, suit, proceeding, inquiry, or investigation brought by the Fund or Manager against any such broker-dealer. To the extent consistent with applicable law, purchase or sell orders for the Company may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Company and to other clients. The Sub-Advisor will report on such allocations at the request of the Manager, the Company or the Company’s Board of Directors providing such information as the number of aggregated trades to which the Company was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Company at prices which are advantageous to the Company and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Company as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Company. In addition, joint repurchase or other accounts may not be utilized by the Company except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.
(j)    Section 871(m) Transactions: Sub-Advisor shall not on behalf of the Company enter into certain U.S. dividend equivalent payment transactions described in Section 871(m) of the U.S. Internal Revenue Code and the regulations thereunder (“871(m) Transaction”) with a foreign counterparty unless: (i) Sub-Advisor adheres to the ISDA 2015 Section 871(m) Protocol on behalf of the Company, and (ii) the foreign counterparty to the 871(m) Transaction provides Sub-Advisor with a properly completed Form W-8IMY certifying to its status as a qualified derivatives dealer (“QDD”).
(k)    Maintain all accounts, books and records with respect to the Company as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Advisers Act and the rules thereunder, and furnish the Company and the Manager with such periodic and special reports as the Company or the Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Company are the property of the Company, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Company and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Company any records that it maintains for the Company upon request by the Company or the Manager; provided, however, that the Sub-Advisor may retain a copy of such records if required under applicable law. The Sub-Advisor has no responsibility for the maintenance of Company records except insofar as is directly related to the services the Sub-Advisor provides to the Company.
(l)    Observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Advisor’s Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The Manager acknowledges receipt of a copy of the Sub-Advisor’s current Code of Ethics. The Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor’s Code of Ethics along with certification that the Sub-Advisor has implemented procedures for administering the Sub-Advisor’s Code of Ethics.
(m)    From time to time as the Manager or the Company may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Company, all in such detail as the Manager or the Company may reasonably request. The Sub-Advisor will make available its officers and employees to meet with the Company’s Board of Directors at the Company’s principal place of business on due notice to review the investments of the Company.
(n)    Provide such information as is customarily provided by a sub-advisor, or as may be required or reasonably requested by the Manager, for the Company or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the “Code”), the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (the “Securities Act”), Cayman Island law, any state securities laws, and any rule or regulation thereunder. Such information includes, but is not limited to: the Sub-Advisor’s compliance manual and policies and procedures adopted to comply with Rule 206(4)-7 of the Advisers Act; the Sub-Advisor’s most recent annual compliance report or a detailed summary of such report; timely, accurate and complete responses to all 15(c) questionnaires; timely, accurate and complete responses to all Quarterly Compliance Questionnaires (including the identification of any material compliance matters and a copy of any material changes to the Sub-Advisor’s Rule 206(4)-7 compliance policies and procedures, marked to show changes along with a written summary of the purpose of each such change); Annual Proxy Voting Questionnaires; Annual Best Execution and Soft Dollar Questionnaires, and responses to all other requests from the Manager. The Sub-Advisor agrees to make available for the Manager’s review all deficiency letters issued by the SEC together with all responses given by Sub-Advisor to such letters. The Sub-Advisor will advise the Manager of any material changes in the Sub-Advisor’s ownership within a reasonable time after any such change.

(o)    Vote proxies received on behalf of the Company (with respect to the portion thereof allocated to the Sub-Advisor) in a manner consistent with the Sub-Advisor’s proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Company to file Form N-PX as required by SEC rule.
(p)    Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by the Company (with respect to the portion thereof allocated to the Sub-Advisor).
(q)    Cooperate with the Manager in its performance of quarterly and annual tax compliance tests to monitor the Company’s compliance with Subchapter M of the Code. If it is determined by the Manager or its tax advisors that the Company is not in compliance with the requirements imposed by the Code, the Sub-Advisor, in consultation with the Manager and its tax advisors, will take prompt action to bring the Company back into compliance within the time permitted under the Code.
Neither Sub-Advisor nor any of its affiliates provide tax advice in connection with investment of the portion of the assets of the Company allocated to it for management from time to time by the Manager.
Sub-Advisor will not compile or file claims or take any related actions on behalf of the Manager in any class action, bankruptcy or other legal proceeding related to securities currently or previously held in the portion of the assets of the Company allocated to it for management from time to time by the Manager.
3.    Prohibited Conduct
In providing the services described in this Agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Financial Group, Inc. regarding transactions for the Company in securities or other assets.
4.    Compensation
The Sub-Advisor will receive no compensation with respect to this Agreement. The Sub-Advisor is compensated for the services provided hereunder indirectly through the Amended and Restated Sub-Advisory Agreement, of even date herewith, as amended, restated, or otherwise modified from time to time, between the Manager and the Sub-Advisor relating to the Diversified Real Asset series of the Fund.
5.    Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Company or its shareholders for any loss suffered by the Manager or the Company resulting from any error of judgment made in the good faith exercise of the Sub-Advisor’s investment discretion in connection with selecting investments for the Company or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.
6.    Trade Errors
The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery of such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor shall be liable to the Manager, the Company or its shareholders for any loss suffered by the Manager or the Company resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this Section 6, a "Trade Error" occurs when a transaction results in an unintended, including an impermissible, result. Examples include, but are not limited to, the following:
•orders by the Sub-Advisor that result in the purchase or sale of securities or other assets that were not intended to be purchased or sold;
•orders by the Sub-Advisor that result in the purchase or sale of securities or other assets in an unintended amount, which includes price or commission rate; or
•purchases or sales of securities or other assets that violate the investment limitations or restrictions disclosed in the Fund's registration statement and/or imposed by applicable law, regulation, contract or understanding (calculated at the Sub-Advisor's portfolio level), unless otherwise agreed to in writing.

7.    Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement, subject to written notification to and approval of the Manager (provided, however, no Manager approval shall be required for non-investment advisory services) and, where required by applicable law, the Board of Directors of the Company; provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement. Nothing in this Section shall prevent the Sub-Advisor from utilizing the resources of its affiliates in providing services under this Agreement in accordance with the requirements of the Advisers Act and rules and regulations promulgated thereunder (including the Unibanco letters).
8.    Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.
9.    Duration and Termination of This Agreement
This Agreement shall continue for an initial two-year period, commencing on the date first written above and, thereafter, shall continue automatically for successive annual periods, so long as the Sub-Advisor remains the investment sub-advisor for the Fund. This Agreement is terminable, without penalty, (i) on 60 days’ written notice, by the Board of Directors of the Company or by vote of the holders of a majority of the Company’s shares, or (ii) upon 60 days’ written notice, by the Sub-Advisor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).
10.    Amendment of this Agreement
No material amendment of this Agreement shall be effective until such amendment is signed by both parties.
11.    General Provisions
(a)    Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
(b)    Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200. The address of the Sub-Advisor for this purpose shall be Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 0221O ATTN: Legal and Compliance.
(c)    The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events to the extent permitted under applicable law:
1.    the Sub-Advisor fails to be registered as an investment advisor under the Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.
2.    the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.
3.    the Sub-Advisor becomes aware of any pending or threatened action, suit, proceeding, inquiry or investigation that is reasonably likely to result in a conviction, order, judgment or decree issued with respect to it or any affiliate that could reasonably be expected to result in the Sub-Advisor becoming ineligible to serve as an investment advisor of a registered investment company under the 1940 Act.
4.    the Sub-Advisor becomes aware of a transaction or series of transactions that is reasonably likely to result in a change in the management or control of the Sub-Advisor or a controlling person thereof or otherwise in the assignment (as defined in the 1940 Act) of this Agreement by the Sub-Advisor.
(d)    The Manager shall provide (or cause the Company custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Company, cash requirements and cash available for investment in the Company, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.
(e)    The Sub-Advisor represents that it (i) is a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the “CFTC”) and is a member in good standing of the National Futures Association (the “NFA”) or (ii) is relying on an exemption from registration as a commodity trading advisor or (iii) is not trading commodity instruments that would subject the Sub-Advisor to register as a commodity trading advisor with the CFTC. As applicable, the Sub-Advisor shall either (i) maintain such registration and membership in good standing or (ii) continue to qualify for an exemption from registration as a commodity trading advisor or (iii) not trade commodity instruments that would subject the Sub-Advisor to so register during the term of this Agreement. Further, the Sub-Advisor agrees to notify the Manager, if applicable, within a commercially reasonable time upon (i) a statutory disqualification of the SubAdvisor under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Sub-Advisor's commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that would reasonably be expected to lead to a statutory disqualification under the CEA or an investigation by any governmental agency or selfregulatory organization relating to Sub-Advisor's registration as a commodity trading advisor, in each case, subject to applicable law, attorney-client privilege and confidentiality restrictions.
(f)    The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Company directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Company shares or shares issued by any other registered investment company. The Sub-Advisor further represents that it is contrary to the Sub-Advisor’s policies to permit those who select brokers or dealers for execution of Company portfolio securities transactions to take into account the broker’s or dealer’s promotion or sale of Company shares or shares issued by any other registered investment company.
(g)    The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer to its relationship with the Company or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager.
(h)    Each party represents, warrants and covenants to the other party that (i) it has all requisite power and authority to enter into and perform its obligations under the Agreement, (ii) it has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, (iii) it has duly executed and delivered the Agreement, and (iv) this Agreement constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms.
(i)    This Agreement contains the entire understanding and agreement of the parties.
(j)    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL GLOBAL INVESTORS, LLC

By	/s/ Clint L. Woods
	Name:	Clint L. Woods
	Title:	Vice President, Associate General Counsel, and
Assistant Secretary

By	/s/ Adam U. Shaikh
	Name:	Adam U. Shaikh
	Title:	Assistant General Counsel

WELLINGTON MANAGEMENT COMPANY LLP

By	/s/ Desmond Havlicek
	Name:	Desmond Havlicek
	Title:	Senior Managing Director